CONSULTING AGREEMENT

         THIS CONSULTING AGREEMENT (the "Agreement") is made this 24th day of December, 1994, by and among SB Acquisition Corp. ("SBAC"), The Score Board, Inc. ("Score Board") and Robert H. Gartlan ("Consultant"). SBAC and Score Board are hereinafter referred to collectively as the "Company."

                             W I T N E S S E T H :

         WHEREAS, Company and Consultant are parties to that certain Employment Agreement, dated September 29, 1993 (the "Employment Agreement"), and are also parties to that certain Asset Purchase Agreement, dated September 29, 1993 (the "Purchase Agreement"), by and among SBAC, Score Board, Gartlan U.S.A., Inc. ("GUSA") and the Shareholder (as defined in the Purchase Agreement); and

         WHEREAS, pursuant to the Purchase Agreement, the Company acquired certain assets from GUSA, including all right, title and interest in and to the name "Gartlan U.S.A., Inc." "Gartlan" and variants thereof (collectively, the "Name") in connection with ceramic products; and

         WHEREAS, the Company and Consultant wish to terminate the Employment Agreement and enter into this Consulting Agreement, so that Consultant will hereafter serve as an independent contractor and not an employee and/or officer of Score Board; and

         WHEREAS, Consultant desires to purchase from the Company, and the Company desires to sell to Consultant, all rights, title and interest in and to the Name;

         NOW THEREFORE, in consideration of the mutual promises set forth herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound hereby, agree as follows:

         1. Effective Date. This Agreement is effective as of December 24, 1994 (the "Effective Date"). Within fifteen (15) days of the date hereof, Score
Board shall remit to Consultant a check in the amount of $6,000, covering all accrued vacation pay through the Effective Date; to the extent that Consultant is owed any other amounts under the Employment Agreement as of the Effective Date, Consultant hereby relinquishes any and all claims on account thereof except as set forth in Paragraphs 4 and 5 hereof. Consultant, on his own behalf and on behalf of GUSA and the Shareholder, hereby releases and discharges: (i SBAC from any and all obligations, liabilities or claims arising under the Employment Agreement, including without limitation any and all Claims that any of them have against Score Board in connection with the Icon barter transaction; and (ii) Score Board from any and all obligations, liabilities or claims arising under that certain Guaranty, dated September 29, 1993, by and between

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Score Board, GUSA and Consultant, provided that Score Board hereby agrees to make all payments described herein, including without limitation, the payments described in Paragraph 5 hereof.

         2.       Duties of Consultant.

                  (a) Upon the terms and conditions set forth herein, Score Board and Consultant agree that Consultant shall act as a consultant to, and sales representative for, Score Board with respect to the sale of Inventory and Products (as such terms are defined in the Employment Agreement). Consultant shall diligently devote reasonable time and effort to:

                  (i) market the Inventory and Products to existing customers and to new customers;

                  (ii) solicit orders for the Inventory and Products; and

                  (iii) assist, at Score Board's request, in sourcing Products from order through shipment and coordinating the production of Products through subcontractors (including the importation of raw materials and finished products).

                  (b) Consultant shall not perform any of the consulting services described in subparagraph 2(a)(iii) unless expressly directed by the Chief Executive Officer of Score Board to perform such services, and shall have the right, exercisable in a reasonable manner, to accept or reject any such consulting services so requested. Consultant will not on his own initiative determine what consulting services to provide to Score Board pursuant to subparagraph 2(a)(iii), and represents and warrants to Score Board that he is not subject to any restrictive covenant or other legal disability which would prevent him from assuming or performing the duties and responsibilities required hereunder.

                  (c) Consultant shall act as a non-exclusive sales representative for Score Board with respect to the Inventory and Products. The cost prices of all Inventory and Products shall be as set forth on the "Current Inventory Value Standard Cost" report attached as Exhibit A hereto. Consultant may effect sales at prices not less than 15% above such cost prices at his discretion. Any sale at a price less than 15% above the cost price shall require the consent of the Chief Executive Officer of Score Board.

                  (d) In the performance of services hereunder, Consultant will make himself available at either his offices at One Greentree Center, Suite 201, Marlton, NJ 08053, at Score Board's offices at 1951 Old Cuthbert Road, Cherry Hill, New Jersey, or at any location necessary to perform those services (including but not limited to customer locations, supplier locations, trade

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shows and other marketing venues), for a maximum of seventy-five (75) hours per month during each month of the Term (as hereinafter defined). The hours required of Consultant may cumulate, but in no event may the Consultant ever be required to provide during the Term more than one hundred (100) hours of consulting in any month as a result of the cumulation of hours without his prior written consent.

                  (e) Nothing in this Agreement shall prohibit Consultant from purchasing items from Inventory for his own account at prices to be negotiated between Consultant and Score Board, provided that no additional compensation shall be payable under Paragraph 5 of this Agreement with respect to any such Inventory.

                  (f) Subject to the limitations set forth in Paragraph 6 hereof, nothing in this Agreement shall prohibit Score Board from advertising, promoting, selling or otherwise distributing the Inventory and Products in any and all channels of trade at such prices as Score Board and Consultant may determine.

         3. Term. Unless sooner terminated in accordance with the terms hereof, Consultant's retention as a consultant hereunder shall commence on the Effective Date and shall continue until September 29, 1996 (the "Term").

         4. Compensation.

                  (a) In consideration of the services rendered by the Consultant hereunder during the Term, the Consultant shall be paid a consulting fee in the amount of $92,308 during the first year of the Term (December 25, 1994 through September 29, 1995) and in the amount of $135,000 during the second year of the Term (September 30, 1995 through September 29, 1996). Such compensation shall be paid at such intervals as Score Board generally pays its employees.

                  (b) Score Board will continue to make full payment of medical, dental, disability and life insurance premiums, which policies shall be maintained in full force during the Term, as such benefits are then currently paid to Score Board officers. Consultant shall also receive a car allowance in the amount of $400 per month during each month of the Term. Score Board shall also continue in effect the insurance on Consultant's life specified in Paragraph 11 (a) of the Employment Agreement.

                  (c) Score Board will promptly reimburse Consultant up to $500 per month for reasonable out-of-pocket expenses actually and properly incurred by Consultant in connection with his services rendered hereunder within two weeks of presentation of satisfactory documentation therefor. Score Board shall not be responsible for Consultant's out-of-pocket expenses in excess of $500 in any given month unless Score Board has given prior written approval therefor.

                  (d) In the event that Consultant relocates from New Jersey to California within the first eighteen (18) months of the Term, Score Board shall reimburse Consultant for all reasonable costs up to $24,500 incurred in connection with such relocation. Such

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expenses may include, without limitation: (i) travel and lodging in connection with up to two visits to California, of not more than four days per visit, to seek permanent housing accommodations; (ii) expenses of moving the furniture and personal property of Consultant and his family to California; and (iii) such other expenses as may be agreed to in writing by Score Board.

                  (e) Score Board shall reimburse Consultant for all legal, financial services and professional consulting fees of Petit & Martin and Klavans & Associates incurred by Consultant during the negotiation of this Agreement within two weeks of presentation of satisfactory documentation therefor, provided that the amount to be reimbursed by Score Board shall not exceed $30,000.

                  (f) On or before the fifteenth day following the end of each of the first twelve calendar months of the Term, Score Board shall pay to Consultant the sum of $1,666.67, which amount shall be used by Consultant to defray the cost of hiring an administrative assistant in connection with the services to be provided hereunder.

         5. Additional Compensation. Score Board shall pay to Consultant the Payments described in Paragraphs 6(a), (b) and (c) of the Employment Agreement in compliance with Paragraphs 6(e) and (g) thereof, and Consultant shall continue to have the audit rights described in Paragraph 6(f) of the Employment Agreement. Notwithstanding the foregoing, Payments required under Paragraph 6(a) of the Employment Agreement shall relate only to those Products developed and marketed prior to the date hereof (including, without limitation, ceramic baseball caps and football helmets and figurines, statues, plates and cards depicting Troy Aikman, Shaquille O'Neal, Frank Thomas, Dale Earnhardt and Patrick Ewing), and shall not relate to future Products which may be sold or marketed by Score Board or its affiliates, except for those future Products for which Consultant provides consulting services pursuant to Paragraph 2(a)(iii) for which additional compensation shall be due.

         6. Transfer of Name. Score Board hereby sells, assigns, conveys, transfers and delivers to Consultant all of Score Board's right, title and interest in and to the Name as of the Effective Date. Consultant hereby grants Score Board a nonexclusive license to utilize the name "Gartlan" in connection with the sale of Inventory and currently existing Products and for no other purpose. Such license shall expire on the earlier to occur of (i) September 29, 1999 or (ii) the sale of the last item of Inventory or currently existing Product. Any brochures, advertising material or other material bearing the Gartlan name or logo not currently in use by Score Board shall be subject to the prior written approval of Consultant, which approval shall not be unreasonably withheld. Except as so provided, Score Board covenants that subsequent to the Effective Date it will not use the name "Gartlan", "Gartlan USA" or any names, logo or commercial symbol confusingly similar to such names.

         7. Termination.

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                  (a) Except as set forth in Paragraph 7(b), Consultant's
services and his right to compensation under this Agreement shall be terminated during the Term (i) upon a determination by the Board of Directors of Score Board that there is cause (as defined below) for such termination or (ii) by resolution of the Board of Directors of Score Board in the event that Consultant is permanently disabled (as defined below), and after written notice from Score Board given to the Consultant one (1) week before the termination is to be effective. For purposes hereof, "cause" for termination shall be defined to mean a material breach by Consultant of the duties imposed upon him by or pursuant to this Agreement, and "permanently disabled" shall be defined as Consultant's failure to perform the duties imposed upon him by or pursuant to this Agreement for a period of 90 consecutive days during any consecutive 365 day period during the Term.

                  (b) During the Term, and following the expiration or termination of this Agreement pursuant to Paragraph 7(a) hereof, Consultant shall remain bound by the provisions of Paragraphs 7 and 8 of the Employment Agreement. In the event that Consultant is terminated pursuant to Paragraph 7(a), Score Board shall be obligated to pay to Consultant (i) any compensation due pursuant to Paragraph 4(a) hereof accrued up to the date of termination,
(ii) any reimbursement or payment of moving expenses which may become due pursuant to Paragraph 4(d), and (iii) any amounts due or which subsequently become due pursuant to Paragraph 5 hereof, in the manner and at the times provided herein.

                  (c) In the event of Consultant's death, Consultant's services and his right to compensation under this Agreement shall be terminated, except that Score Board shall be obligated to pay to Consultant's legal representative
(i) any compensation due pursuant to Paragraph 4(a) hereof accrued up to the date of termination, (ii) any reimbursement or payment of moving expenses which may become due pursuant to Paragraph 4(d) and (iii) the proceeds of the insurance described in Paragraph 10 of the Employment Agreement. Consultant's legal representative shall remain bound by the provisions of Paragraphs 7 and 8 of the Employment Agreement.

          8. Non-Competition. Consultant agrees that, during the Term and for a period of one year thereafter, notwithstanding an earlier termination of this Agreement pursuant to Paragraph 7 hereof:

                 (a) He will not, on his own behalf or on behalf of any other person, corporation or entity, enter into any contract, agreement or other arrangement, whether written or oral, with any athlete with whom Score Board or any of its subsidiaries has a currently existing agreement or with any athlete with whom Score Board or any of its subsidiaries enters into an agreement during the Term. Notwithstanding the foregoing, Score Board agrees that Consultant may at any time enter into a contract, agreement or other arrangement with any or all of the athletes listed on Annex A to Schedule 1.4 of the Purchase Agreement. Score Board further agrees to provide Consultant with written notice of each athlete with whom it enters into a contract or agreement during the Term.

                 (b) He will not, directly or indirectly, be employed by, provide consulting services for, or be connected in any manner with the ownership, management, operation or control of, Upper Deck Company, Upper Deck Authenticated, Sports Impressions, Inc. or any of their affiliates.

                (c) He will not, directly or indirectly, contact or attempt to persuade any agents or employees of Score Board or any of its affiliates to terminate their relationship with Score Board or its affiliates.

         9. Samples. Score Board shall provide to Consultant, at no cost to Consultant, one (1) sample of each Product or item of Inventory. Consultant shall use such items as displays and samples for marketing purposes or as sales personnel road samples. Such items shall become the property of Consultant with no compensation due to either party pursuant to this Agreement.

         10. Miscellaneous. (a) Paragraphs 14 through 22 of the Employment Agreement are incorporated herein by reference, provided that all references to Employer in said Paragraphs of the Employment Agreement shall mean Score Board, and all references to Employee shall mean Consultant. Except to the extent that provisions of the Employment Agreement are expressly incorporated herein by reference, the Employment Agreement is terminated as of the Effective Date.

              (b) Consultant represents and warrants the he has full power and authority to execute the release and discharge contained in Paragraph 1 of this Agreement on behalf of GUSA and the Shareholder.

              (c) Score Board and Consultant shall both have full access to any and all membership lists, mailing lists and databases developed in connection with the promotion of Inventory and Product, including lists and databases developed in connection with collectors' clubs.

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         IN WITNESS WHEREOF, the parties have caused this Amendment to be duly executed and delivered as of the date first written above.

                                        THE SCORE BOARD, INC.

                                        By:_____/s/ Ken Goldin___________
                                           Ken Goldin
                                           Chief Executive Officer

                                           ____/s/ Robert H. Gartlan_____
                                           Robert H. Gartlan

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